Exhibit 99.1

Company Contact: Jim Stolze Chief Financial Officer 314-678-6105 Investor Contact: EVC Group, Inc. Doug Sherk & Jenifer Kirtland 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Receives Commitment to Increase and Extend

its Credit Facility with Silicon Valley Bank

ST. LOUIS, MO, October 7, 2009 – Stereotaxis, Inc. (Nasdaq: STXS) today announced that it has received a commitment letter from Silicon Valley Bank, a member company of SVB Financial Group (Nasdaq: SIVB), to increase and extend its credit facility. Under the terms set forth in the commitment letter, the Company could borrow up to $30 million, compared with $25 million under its current facility. Consistent with the current agreement, the revolving line of credit would include a sublimit of $10 million for advances guaranteed by two current shareholders. The facility would be extended for another year and would mature on March 31, 2011.

The commitment is subject to completion of definitive loan documents and other typical closing conditions. In addition, Stereotaxis also reported that it is in discussions with the shareholder guarantors regarding the final terms of a proposed extension of their $10 million guaranty facility to March 31, 2011.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe, and Canada and elsewhere.

About Silicon Valley Bank

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital/private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services.  More information on the company can be found at www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

About Forward Looking Statements

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the execution and delivery of final documentation of the revolving credit facility with Silicon Valley Bank on terms acceptable to the Company and to the bank, the ability of the Company to negotiate the terms of any extension of the insider guarantee discussed herein, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.